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                                                                    EXHIBIT 99.2

Derrick Vializ, Don Peterson, Garry McGuire
Avaya Earnings Announcement
January 17, 2002                                                               1

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    D. VIALIZ

    Welcome to Avaya's first-quarter conference call for the investment community.

    I'm Derrick Vializ, vice president of Investor Relations. I'm joined on today's call by Avaya's Chief Financial Officer and senior vice president of Operations, Garry McGuire. Dave Johnson, senior vice president of Worldwide Sales and Marketing, is also with us and Don Peterson - our CEO and new chairman of the Board - will help with Q&A.

    This call is open to the media. It's being Webcast live, and a replay is available via both phone and Web.

    Let me remind you that today's remarks contain forward-looking statements regarding the company's outlook for revenue and earnings in fiscal 2002. This outlook is based on current expectations, forecasts and assumptions that involve risks and uncertainties that could cause actual outcomes and results to differ materially. Additional information regarding these risks and uncertainties may be found in our filings with the Securities and Exchange Commission and in particular, our most recent annual report on Form 10K.

    Now, here's Garry McGuire.



    G. MCGUIRE

    Thanks, Derrick. At the risk of stating the obvious, U.S. economic conditions in the first fiscal quarter were even tougher than we had anticipated. We know we aren't the only one who will be telling that story this quarter, but the fact that we have company doesn't make the experience any more satisfying.

    The economic slowdown hit hard in our U.S. businesses as a group and in our Connectivity Solutions business in particular.

    But while our results did not meet our expectations, we demonstrated progress in key areas that we expect will sustain us through the downturn and be a platform for growth when the economy recovers. We're also continuing to capitalize on the strength and global diversification of our customer base; our ability to deliver convergence through either revolutionary or evolutionary approaches; our ongoing investment in high-growth sectors of the market; our growing strength in data and IP; and our proven ability to manage cost and expense.

    I'll come back to those points throughout this call. But now, let's look at the environment that Avaya operated in during our first fiscal quarter, and how we performed in that environment.

    In the quarter, we saw a continuation of the economic deterioration that characterized 2001. The weakness that began earlier in 2001 was exacerbated by the September 11 attacks and their aftermath. Slower economic activity led to widespread layoffs and a contraction in IT spending, especially in the U.S. Several other countries continue to be affected by the economic situation in the U.S.

    From September through December of 2001, the IT industry experienced the most challenging quarter since the recession of 1990-'92. For the full calendar year 2001, U.S. IT spending declined by 2%, down from 11% growth in the prior year.

    Industry volumes continued to decline in many of our markets during the third calendar quarter, which is our fourth fiscal quarter, and the dynamics of the market did not change in the following quarter. PBX shipments, for example, were down 23% year over year, and key systems shipments fell 24%.

    Higher vacancy rates in commercial real estate and a slowdown in business start-ups posed problems for Avaya, especially in the areas of telephony and connectivity.

    The economic downturn in the U.S. contributed to a slowdown of volume in both the LAN and telephony switching markets, as companies found themselves with sufficient capacity in their networks to meet the needs of a reduced workforce.


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Transcription by: Shadow Systems, Inc., 2109 Canterbury Lane, Jamison, PA 18929
                                 (215) 491-0997
                               info@shadowsys.com
       AMENDED FOR ACCURACY, CLARITY AND READABILITY by Jon Mellor, Avaya
                                 (908) 953-4066

Derrick Vializ, Don Peterson, Garry McGuire
Avaya Earnings Announcement
January 17, 2002                                                               2

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    Due to the uncertain economic climate and reduced revenue and profit expectations of many businesses, expansion and moving plans were placed on hold, affecting our switch sales and related messaging products as well as new CRM implementations.

    Furthermore, we didn't experience the fourth-quarter sales upturn that we had expected. In fact, almost all of the revenue erosion came in the month of December. In the first two months of the quarter, we were only slightly off schedule in revenue, and right on schedule in margin dollars compared to the previous quarter. But in December, both declined. The combined effect was a sharper-than-expected revenue decline across all three reporting segments, with impact primarily in Communications Solutions and Connectivity.

    In the last half of fiscal 2001, we made a number of cost and expense improvements that resulted in our exiting the year at an SG&A annual run rate more than $600 million less than our total SG&A expense in fiscal 2000. Those actions were essentially completed at the end of the fourth fiscal quarter of last year, and we realized one full quarter's benefit from the flow-through into Q1.

    However, it wasn't enough to mitigate the reduced pressure on revenue. We were not able to react quickly enough to this revenue decline to take sufficient action in the first quarter without doing significant damage to our ability to manage for long-term profitability.

    Last quarter, I told you that with the economic difficulties already apparent for 2002, we were taking a conservative view of our outlook. I said we were preparing for a decline in revenue for the year and approximately flat sequential revenue in the first quarter. Rather than being flat as we anticipated, revenues declined by $136 million, or 9.4%.

    To inject a bit of housekeeping for a minute, unless otherwise noted, all results we discuss on this call will be from ongoing operations (you'll find the definition in the materials you received.) We'll also be highlighting sequential rather than year-over-year results. We believe - along with many others in our industry - that this year has been anomalous enough to make year-over-year comparisons not as useful as sequential comparisons.

    For the first quarter of fiscal 2002, we showed a net loss of $16 million or 8 cents per diluted share, down from pro forma net income of $28 million or 8 cents per share on a diluted basis. The results noted above both reflect adoption of FAS142.

    But there's more to the story than meets the eye. Revenue declines in the U.S. from both our core business and Connectivity weakened our overall results, but the fact is that there were some very bright spots in the quarter. These results point to fundamental strengths in our markets and in our business, and they signal long-term opportunities for sustainable growth and profitability.

    Without Connectivity Solutions, revenues from our core businesses would have been $1.171 billion in the first fiscal quarter of 2002, a decline of 5.5% from the fourth quarter of 2001.

    We had some margin deterioration, driven by volume, discounting and capacity. In the case of Connectivity, capacity was the major driver. But it should be noted that the core business, without Connectivity, still delivered margin at 44.8% for the quarter.

    Another strength for Avaya in this difficult quarter was our international business, where we saw growth in both our core business and in Connectivity Solutions. Total revenues outside the U.S. grew by almost 19%.

    Including Connectivity, Our Europe/Mideast/Africa region grew 31%, and revenues from Asia/Pacific grew 15%. These are traditionally our two largest revenue-producing regions outside North America.

    Another bright spot was our ability to leverage our installed base, especially in the area of convergence. One of our strengths in the convergence and IP telephony market has been our ability to deliver convergence at whatever pace and in whatever way our customers want it ... either in an evolutionary mode, IP-enabling their current systems, or a revolutionary mode, building from scratch.


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Transcription by: Shadow Systems, Inc., 2109 Canterbury Lane, Jamison, PA 18929
                                 (215) 491-0997
                               info@shadowsys.com
       AMENDED FOR ACCURACY, CLARITY AND READABILITY by Jon Mellor, Avaya
                                 (908) 953-4066

Derrick Vializ, Don Peterson, Garry McGuire
Avaya Earnings Announcement
January 17, 2002                                                               3

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    We believe the economic situation we're currently experiencing makes the benefits of an evolutionary approach even more attractive to our customers. We also believe that our ability to IP-enable our large installed DEFINITY base has contributed to our success in the IP-enabled market. Q1 was our fifth consecutive quarter of significant growth in IP port shipments.

    We agree with the analysts and consultants who have said in recent months that it's the traditional PBX vendors who will be the winners in the converged space because they are best able to combine IP functionality with cost-effective delivery. We also believe that we will be in a strong position to capitalize on high-growth add-ons such as IP softphones and hardphones that are extensions of the IP-PBX market. The tendency of our customers in this economic environment to keep their existing equipment longer also plays to our Services capability, particularly the market for renewed and extended maintenance contracts.

    We're in an excellent position to capitalize on that opportunity. Just this week, Gartner Group announced new research showing that Avaya captured the #2 position worldwide in voice systems as measured by total lines shipped.

    Also in the "good news" category, we grew revenues in our Data/IP Convergence business. Total revenues in the first fiscal quarter were $97 million, up from $86 million in the previous quarter. Within that category, revenues in our data business were up 19%, and while revenues from IP convergence products were flat sequentially, they were up 64% year over year.

    Voice messaging revenues were up 18%, another bright spot that leverages our traditional installed PBX base.

    Our effective tax rate in fiscal 2001 was 38%. Many of the actions we took in fiscal 2001 put us on a path to a lower tax rate this year of 36.5%, which means that we meet the top end of our goal of reducing our effective tax rate by three to five points. With the benefit of the adoption of FAS142, we expect our effective tax rate to be 34% in 2001.

    So while I'm not suggesting that we ignore the impact of Connectivity or the weakness in U.S. sales, the negative effects of those parts of the business in the first quarter were directly and almost entirely due to the sustained economic slowdown in the United States. We're concentrating on areas of opportunity elsewhere, and we're continuing to take cost and expense out of the business to achieve an expense run rate in line with reduced revenues.

    Now let's go into some more detail about what happened in the quarter, beginning with a closer look at our Connectivity Solutions segment. Connectivity revenues were $135 million, down $68 million or 33.5%. In other words, Connectivity accounted for some $68 million of the $136 million total Avaya revenue decrease in the quarter.

    Several factors contributed to that decline. Commercial real estate activity in the U.S. - a key driver of the SYSTIMAX or enterprise-related portion of our Connectivity Solutions business - dropped significantly, accompanied by an increase of more than 12% in office vacancies in Q3, and a decrease in office moves, adds and changes. But the most severe decline was on the service-provider side, where we've been seeing steady erosion in demand over the past few quarters.

    Capital spending in the U.S. service-provider sector fell some 35% in our first fiscal quarter of 2002. Demand for new product sales of Avaya's ExchangeMAX cabling and electronic cabinets essentially ground to a halt as our customers deferred capital spending and concentrated on extracting maximum value from their existing systems. Even though we had lowered our expectations for revenue in December, reality fell short even of our adjusted expectations.

    Like most of the economic drag on our first-quarter results, Connectivity Solutions' decline was essentially a U.S. story. Outside the U.S. - where essentially all of our business is SYSTIMAX - revenues were up approximately 30%, with growth in all three regions outside the U.S.

    The benefits of cost-reduction actions that Connectivity is taking are designed to flow through in Q2 and Q3, when we expect to realize the benefit of some $10 to $12 million per quarter in cost reductions.


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Transcription by: Shadow Systems, Inc., 2109 Canterbury Lane, Jamison, PA 18929
                                 (215) 491-0997
                               info@shadowsys.com
       AMENDED FOR ACCURACY, CLARITY AND READABILITY by Jon Mellor, Avaya
                                 (908) 953-4066

Derrick Vializ, Don Peterson, Garry McGuire
Avaya Earnings Announcement
January 17, 2002                                                               4

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We should see improvement in operating margin, primarily driven by gross margin improvements. Our objective in managing Connectivity Solutions is to drive toward operating income at break-even or better, even assuming continued flat revenues.

    Now let's take a look at our core business, without Connectivity Solutions. By that I mean Communications Solutions and Services. I should mention that last November, we initiated a reorganization that was effective January 1 of 2002. One of the most significant actions in the reorganization is a shift to four rather than three reporting segments.

    Starting with our second fiscal quarter results, we'll be dividing the Communications Solutions segment into two business reporting groups:
Applications and Systems. Our objective in doing this is twofold: first, to give us the ability to understand and manage our product groups with greater precision, and second, to give investors better insight and visibility into what could roughly be viewed as the hardware vs. the software pieces of our business.

    Through Q1, however, the Communications Solutions segment included traditional voice, data and IP convergence, applications, and professional services. Communications Solutions revenues for the quarter were $663 million, down $33 million or 4.7%. While a 4.7% decline was disappointing, it was far less than the 13% (Note to readers: correct figure is 15%) sequential decline in the prior quarter. While segment revenues overall were down, the data/IP story was positive, as I mentioned. IP convergence revenues by themselves were flat, but we saw growth in our total data business.

    The traditional voice portion of Communications Solutions was down 6.5%, a notably softer decline than we saw in the previous two quarters, when revenues were down in the 12 to 16% range. As I mentioned, we saw the effects of the U.S. economic decline play out in customers' decisions to extend the life of their installed equipment, including PBXs.

    The applications portion of Communications Solutions declined, with revenues down 8.6%. But within applications, the story was mixed.

    CRM was down 7.3%. The voice messaging portion of applications, as I mentioned, was up 18%. Revenues from unified messaging and unified communication were flat.

    Communications Solutions' operating income increased slightly sequentially, from $104 million in the fourth quarter of fiscal 2001 to $109 million in the quarter just ended.

     The third reporting segment is Services. First-quarter segment revenues were $508 million, down $35 million or 6.4%. Total Services revenues from outside the U.S. were $60 million for the quarter, down 6.3% sequentially. International revenues as a percent of total revenues for the segment held at just under 12%.

    Nevertheless, because of cost and expense actions taken, gross margin as a percent of revenue improved slightly, and operating income as a percent of revenue was essentially flat. Services operating income was $284 million for the first fiscal quarter, down 5%.

    We expect no further deterioration in Services revenue in Q2.

    Moving from the segments to Avaya as a whole, I'll say a few words about margins. Gross margin dollars for Avaya as a whole were $517 million in the first fiscal quarter of 2002 or 39.6% of revenues, down slightly from 40.8% in Q4 of `01. This is equivalent to 12 cents.

    As I mentioned, the margin change in the quarter was driven by three factors: volume, discounts and capacity. Of the 12 cents in gross margin miss, roughly 8 cents was attributable to volume and the other four cents to discounts and capacity.

    It's impossible to know when or how rapidly the U.S. economy will turn to the upside or how quickly IT spending by enterprises will follow. It's equally difficult to predict whether recovery outside the U.S. will lead or follow our domestic recovery. Therefore, we will continue to pay close attention to managing our expenses in line with revenue.


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Transcription by: Shadow Systems, Inc., 2109 Canterbury Lane, Jamison, PA 18929
                                 (215) 491-0997
                               info@shadowsys.com
       AMENDED FOR ACCURACY, CLARITY AND READABILITY by Jon Mellor, Avaya
                                 (908) 953-4066

Derrick Vializ, Don Peterson, Garry McGuire
Avaya Earnings Announcement
January 17, 2002                                                               5

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    Now, for a closer look at the environment we're operating in, I'd like to turn things over to Dave Johnson.

    DAVE JOHNSON: Thanks, Garry. And good evening, everyone. As Garry mentioned, IT spending was under tremendous pressure in calendar year 2001. Spending was weakest in the fourth quarter, which as Garry mentioned, is traditionally our strongest quarter in some parts of our business, notably the service provider market.

    Worldwide, IT spending grew only 1% in 2001, down from 11% growth in 2000. U.S. IT spending declined by 2% in the same period. Even though the outlook for overall IT spend for 2002 is in the range of 2 to 4% growth in the U.S. and 2 to 5% growth worldwide, we expect that most of it will be back-end loaded, with little or no upturn in the first two calendar quarters of the year. Since Avaya's fiscal year ends on September 30th as you know, we are likely to see little benefit in the current fiscal year.

    Beyond the obvious overall spending slowdown, we've seen some changes in customer habits that affect both Avaya and our competitors in the industry.

    First are more dynamic and rigorous IT planning and budgeting processes. IT organizations are being pressed to develop spending plans concurrent with their business performance and outlook rather than on an isolated exercise.

    Operations projects are measured on improved operating performance year over year, while customer-facing, revenue-generating or cost-cutting projects are usually evaluated more on a return on investment or ROI basis.

    CIOs are currently choosing smaller, focused, quicker payback projects rather than large multi-year implementation projects. In addition, customers are spending in smaller increments, and the approval process is taking longer than we are accustomed to slowing down the sales cycle.

    Although they're buying in a different way, customers ARE continuing to buy. Our large base position, we have a large base of both key and PBX, as you know. This benefits us in this environment, particularly in the areas of IP telephony, messaging and contact center deployments.

    Now let's turn briefly to the regions and the channels.

    First fiscal quarter revenues from our international business excluding Connectivity were $306 million, up 16.3%. Including Connectivity, international revenues, as Garry said, were up 18.7%.

    By comparison, first quarter U.S. sales excluding Connectivity were $865 million, down 11.4%. Both direct and our indirect U.S. sales declined, with sales to one of our large indirect channels down 23%.

    As Garry mentioned, however, we're continuing to strengthen our market leadership in key areas in many geographies around the world. All the market share statistics I'm about to report are based on third-party analysis and reflect most recently available data.

    In the convergence market, Avaya is now the clear leader in the new IP-enabled PBX segment of the U.S. market, with 62% of the market. This is those customers IP enabling their existing PBX or buying an IP-enabled new PBX, 62%. That's a gain of 13 points over the previous quarter. We've also moved into the #3 position overall in the IP telephony SERVER market, with 15.5% market share.
    By the way, adding to what Garry said about our progress in IP in Q1, our IP port shipments increased 14% sequentially in quarter 1, from 50,000 ports to more than 57,000 ports.

    We also reversed a downward trend in the key/hybrid portion of the U.S. voice systems market, gaining 2 share points and finishing in the #2 position with 15% share as measured by new lines. This will serve us very well as we enter the U.S. small and medium enterprise market or SME market with our IP telephony solutions known as IP office. So this will help serve us in that area.

    In the Voice Systems market, we remain #1 in PBX share in North America, taking 2 share points at 38%, measured in total lines. We've also gained share in both Latin America and Asia/Pacific.


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Transcription by: Shadow Systems, Inc., 2109 Canterbury Lane, Jamison, PA 18929
                                 (215) 491-0997
                               info@shadowsys.com
       AMENDED FOR ACCURACY, CLARITY AND READABILITY by Jon Mellor, Avaya
                                 (908) 953-4066

Derrick Vializ, Don Peterson, Garry McGuire
Avaya Earnings Announcement
January 17, 2002                                                               6

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    As Garry said, this has enabled us to move into the #2 position globally in voice systems as measured by total lines shipped.

    Turning to CRM and contact centers, we strengthened our leadership position in Western European in the market with 29% of the total agent market, and we're now the leader in the U.S. IVR market with 13% of total ports shipped. Within the U.S. contact center market, we remain a clear market leader with 52% of total agents.

    In the multi-service networks market, we continue to gain share in Gigabit Ethernet market, and we now hold the #5 position in the wireless LAN market, which you may know as the ETO2.11 technology area.

    In the Unified Communications area, a new report reaffirmed Avaya's clear leadership in the worldwide enterprise voice messaging market in the year 2000, having moved up 5 share points to 37% share. And we remain the market leader in Unified Messaging.

    A recent study by InfoTech shows Avaya to be the clear leader in the U.S. structured cabling market as part of our Connectivity Solutions business.

    Looking ahead, growth in our served markets is expected to be in the 15 to 16% range through 2004, with slower growth in 2002. "Served markets" refers to those markets from which we, Avaya, derive revenue. We believe that legacy telephony markets will continue to decline, but demand for IP telephony will strengthen, accounting for about one-third of telephony market deployments in 2004.

    We are investing in promising markets such as software in Unified Communications and CRM; IP telephony; Gigabit Ethernet and Layer 3-7 Switching; VPN and hosted solutions. These areas account for roughly one-third of our total target market today, and we expect them to account for nearly half by 2004.

    We're also active in promoting and supporting advanced communications technologies, particularly those that play in the IP space. This week in Paris, for example, Avaya is sponsoring the International SIP or SIP 2002 Conference. We're proclaiming our support for SIP as the next-generation Internet communications standard and demonstrating SIP-based technologies in our products.

    As we consider the economic outlook, we expect that unemployment and office vacancies will continue to rise in 2002 as businesses wait for an upturn in revenue and profits before they resume hiring and real estate moves. We expect to feel a ripple effect from the industry-wide decline in new orders for communications equipment that we saw in Q401. Shipments are likely to continue to fall at least through the first calendar quarter of this year, and new orders industry-wide may not rise above shipments until at least the third calendar quarter.

    We expect to see continued sequential growth in international revenues in Q2. In the U.S. our current view is for flat, slightly declining sequential revenues in this quarter 2.

    Given that realistic view of the quarter and the year, we are concentrating our sales efforts in the areas that show the most promise. We believe that we're positioned in the right places both during this time of downturn and looking ahead to economic recovery.

    As Garry mentioned, we have a powerful embedded PBX and key systems base at a time when customers are more comfortable extending what they have rather than buying new systems and protecting their existing investments.

    We're increasing our focus in the small and medium enterprise market, or SME market, with products such as IP Office, which we introduced in Europe last month. That product we are starting to sell in Europe this month and will be introducing as well in North America in our second fiscal quarter.

    The small and medium enterprise market we believe has been affected less than large enterprise customers by the U.S. economic downturn.

    We also recognize the importance of balancing our U.S. and international businesses and striving to continue to grow our businesses outside the U.S. and have a greater percentage of our revenues coming outside the U.S.


--------------------------------------------------------------------------------
Transcription by: Shadow Systems, Inc., 2109 Canterbury Lane, Jamison, PA 18929
                                 (215) 491-0997
                               info@shadowsys.com
       AMENDED FOR ACCURACY, CLARITY AND READABILITY by Jon Mellor, Avaya
                                 (908) 953-4066

Derrick Vializ, Don Peterson, Garry McGuire
Avaya Earnings Announcement
January 17, 2002                                                               7

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    We're a strong player in a down market. We'll be an even stronger player in a growth market. And with that, let me turn things back to Garry.

    MC GUIRE: Thanks, Dave. Before we go to the Q&A, let me comment briefly on our balance sheet and then give you a view of our outlook for Q2.

    Inventories were down $22 million, to $627 million. We currently have 26 days of finished goods inventory in our core business. And in Connectivity, we have 66 days of finished goods in inventory. Connectivity product lines become obsolete far more slowly than products in the other parts of our business, so we don't think that two months of finished goods in Connectivity is out of line.

    Net receivables were down $257 million, or 22.1%; $143 million of that reduction was a reduction in our over-30-day receivables, and the balance was on lower revenues.

    Cash flow net of BRR was positive in Q1. We expect to reduce our previously announced $200 million CAP EX budget by 12 to 15% during 2002, and we anticipate positive cash flow from operations net of BRR for the remainder of the year.

    During the first quarter of fiscal 2002, we sold an aggregate principal amount at maturity of $944 million of liquid dealed options notes due in 2021. Proceeds from the sale of $460 million were used to pay down a portion of our commercial paper and recorded in long-term debt. You can find more detail about that in the footnote to the balance sheet information.

    In the current performance review period, which runs from October through March, we are not accruing for bonuses, since the performance of the business does not warrant it. This is the same situation we faced in the second half of the last fiscal year. When we start seeing improvement in results during the second half of fiscal 2002, we will have to resume bonus accruals.

    We will continue to manage our business against the five target metrics we defined at our spin-off: improve gross margin; decreasing SG&A; increase R&D investment; improving operating income; and improving our effective tax rate. However, with the economic situation and its impact on our revenues as uncertain as it is, we now believe it will be 2003 before we achieve those targets, with the exception of reducing the effective tax rate which I indicated earlier.

    Now a word about our outlook. We expect that the economic situation will continue to impact capital spending at least through the first half of calendar 2002. This means that we should expect continued pressure on revenue growth, particularly in the U.S.

    Because the economy and its impact on our top line are so uncertain, our outlook is for approximately flat sequential revenue in Q2, with a variance of plus or minus 4%.

    We will closely monitor revenue levels through January and February, and make any additional adjustments to expenses, as necessary, to reflect proper expense-to-revenue levels going forward. In order to achieve this, we will need to take actions in 2002 designed to yield further annualized savings in the range of $200-$250 million.

    With the differing economic projections and limited visibility to the future, our ability to provide accurate guidance beyond Q2 is limited. Our objective is to restore profitability as early as possible, but no later than the end of fiscal 2002, even at the low end of our revenue outlook.

    We feel very good about our long-term prospects, once the economy recovers. We have a strong installed base, the right mix of products, and as I outlined earlier, we have been executing well in some key areas, despite economic conditions. We remain cautiously optimistic about the next quarter, and our optimism for the long term remains very strong. With that I'll turn it back to Derrick.



    VIALIZ: Operator, at this time we'd like to begin the Q&A portion of this call.

    CONFERENCE FACILITATOR: Your first question is from Ariane Mahler's line from Dresdner.


--------------------------------------------------------------------------------
Transcription by: Shadow Systems, Inc., 2109 Canterbury Lane, Jamison, PA 18929
                                 (215) 491-0997
                               info@shadowsys.com
       AMENDED FOR ACCURACY, CLARITY AND READABILITY by Jon Mellor, Avaya
                                 (908) 953-4066

Derrick Vializ, Don Peterson, Garry McGuire
Avaya Earnings Announcement
January 17, 2002                                                               8

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    ARIANE MAHLER -- of Dresdner: I wanted to ask Garry perhaps about liquidity because at least according to my numbers, I have a shortfall for the next two quarters because there is according to 10(k) a $208 million payment that you have to face and then operating losses and so on. So do you have commercial paper debt up? Starting today I understand you may not be able to draw on it. And you actually are intended to repay it.

    MC GUIRE: Well, I'm a little confused on the 208. Are you referring to the BRR expenses that we got in the quarter?

    ARIANE -- of Dresdner: That's right, that you still have to pay in the next few quarters.

    MC GUIRE: My comment earlier on the positive cash flow was excluding the BRR payments, and we would be funding the BRR payments out of either cash flow and/or increased commercial paper. Some of those payments are coming out of the pension assets as we have previously disclosed for some of the early retirement. So it's not all cash out of the operating portion of the business. We've only got I think for the remainder of fiscal '02 $150 million roughly of impact to cash.

    ARIANE -- of Dresdner: You're saying you've already paid 50 million out of the 208 so far?

    MC GUIRE: We had a $48 million impact in Q1. And then there's I think $159 million left for the remainder of the year.

    ARIANE -- of Dresdner: And can I ask you because the commercial paper markets can be pretty dicey. Can you draw under the $850 million 2005 credit lines, or are there any covenants about having to remain investment grade and so on?

    MC GUIRE: We actually have a $1,250,000,000 in lines of credit with the banks, none of which is drawn at this point in time. And we could draw down on that if we need to in the quarter.

    ARIANE -- of Dresdner: And finally, under your commercial paper program today what do you have outstanding?

    MC GUIRE: There's about $325 million outstanding as of today.

    ARIANE -- of Dresdner: So you'd intend to repay that back presumably?

    MC GUIRE: We would continue to roll that over.

    CONFERENCE FACILITATOR: Your next question is from Lissa Bogaty's line with Credit Suisse First Boston.

    LISSA -- of Credit Suisse First Boston: I have a couple questions. Could you give us an update on the status of Celestica and what you expect the timing and what that will do to gross margins? Also, the timing of this $200 million to $250 million expense reduction, you know, how it's going to roll in through the year? And lastly, a couple areas that were strong... Well, voice messaging and IP and data were up quite a bit. Services were down. Could you just give us a little more color on the swings in those areas, and specifically if you think it's a trend or were there some items in the quarter that just created those movements, and you would expect them to normalize? Thanks.

    MC GUIRE: Let me take the first part of it, and then I'll let Dave take the second parts of your question. As we've discussed previously with the Celestica piece, we don't see the benefits flowing through to the gross margin on that until beginning in the fourth quarter of 2002 and then they'll kick in at the maximum level in 2003. So we shouldn't see anything between now and the end of this year, and that hasn't changed. So I think we're still on that same page with Celestica. Relative to the $250 million annual savings, we're targeting enough this quarter, and we won't get it all done this quarter. We're targeting enough this quarter such that even if we hit the lower end of the revenue forecast, the down 4%, we would be no worse than from an earnings perspective than we were in Q1.

    JOHNSON: Lisa, let me address your question around messaging, voice messaging business, IP and data business. We did see a good increase in our messaging business. A couple of reasons for that. One is we've now very clearly laid out a roadmap for our messaging customers, those traditional Octel


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

Derrick Vializ, Don Peterson, Garry McGuire
Avaya Earnings Announcement
January 17, 2002                                                               9

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messaging customers, as well as the Audix customers, with a roadmap for migrating their existing investment to unified messaging and unified communications. And so while we had some customers waiting to see the details of our roadmap, they now understand that and are confident to move forward with Avaya, many positioning to take advantage of things like speech access in some of the announcements we made with unified communications where you could speech enable and access messaging and email and faxes through voice commands. So we feel good about the momentum of that business.

    In the IP and data area we feel good about the continued growth in the gigabit Ethernet and wireless LAN business, particularly strong this quarter in Europe and Asia, and we expect continued growth in that area and in the convergence area. Garry had mentioned in his comments that we're seeing more and more customers wanting to take their existing PBX infrastructure and IP enable it. So we're seeing a lot of IP enabling PBXs which is giving us good growth in our IP port shipment areas. So those are areas we expect to continue to grow.

    CONFERENCE FACILITATOR: Your next question is from George Kelly of Morgan Stanley. Mr. Kelly, you may proceed with your question.

    GEORGE KELLY -- of Morgan Stanley: Yes. I think you're going to need to help us a little bit with the Services number. The decline from the previous quarter is that primarily due to a decline in moves and changes revenues?

    MC GUIRE: No. It is not. It's a couple of things actually, George. We had some decline relative to a small end of term value added service contract that was not renewed. And then when we were converting to SAP, we had some conversion issues relative to the billing and some of the credits that the way we had to process them. So it's a one time type of an impact that won't repeat going ahead. And this past quarter is what really reflects the run rate that you should assume going ahead.

    GEORGE KELLY -- of Morgan Stanley: OK. So we should expect because this is primarily maintenance driven that we should expect the services line to grow sequentially through the rest of the year?

    MC GUIRE: That would be our expectation.

    GEORGE KELLY -- of Morgan Stanley: And off of this base number not the previous quarter?

    MC GUIRE: That's right.

    CONFERENCE FACILITATOR: Your next question is from Mike Funsch of J.P.
Morgan.

    MIKE FUNSCH -- of J.P. Morgan: Great. Thanks very much. A question first for Dave and then one for Don and Garry. Dave, could you run through a little more explicitly where the international strength came from from a geographic or end user basis? You talked about it from a product basis, but if you could get a little more specific, and then about where you anticipate the strength coming from the next quarter as you referred to international going to grow there. And then, Don and Garry, you pushed off the targets a little bit for hitting your financial performance metrics. And then you talk about waiting January, February before starting to make adjustments seeing how things are going. Given the target's been pushed out why the decision not to start taking action sooner rather than later on the cost side of things?

    MC GUIRE: Why don't I take that first and then pass it to Dave. I didn't want to leave you with the impression that we're waiting till the end of February to take any action. We're starting action pretty quickly. What I had said is that we were targeting the reduced spending levels at a target that was kind of in the middle of the high and the low end of the ranges that we gave. And then at the end of February we're going to calibrate as to where we are on that, and if we're tracking, OK. We'll just continue with the plans that we've got. If we're not tracking to that level, we would take more extensive action.

    MIKE FUNSCH-- of J.P. Morgan: OK. Thanks for the clarification. Actually, related to that what run rate do you think you will kind of get that break even point through the combination of cost cuttings and then any sort of sequential revenue growth when it begins? A bogey you have in your minds and your models


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

Derrick Vializ, Don Peterson, Garry McGuire
Avaya Earnings Announcement
January 17, 2002                                                              10

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    MC GUIRE: Q1 revenue would be fairly close to where we're trying to get the break even to.

    MIKE FUNSCH-- of J.P. Morgan: So your cost adjustments are geared towards to flat revenues with Q1.

    MC GUIRE: Right. Although you may not get it all this quarter because we'll have to wait so some of it flows through into Q3. If we had essentially flat revenues for the next two quarters, by Q3 that's what we'd be looking at.

    MIKE FUNSCH-- of J.P. Morgan: OK. Great. Thanks. And then Dave?

    JOHNSON: Our international growth was led by the Europe, Middle East and Africa business growing in total about 31% and about the same for the voice and data business, as well. So I'm pleased to see the strength in the core voice and data business. We also had very good growth in Asia/Pacific and China, growing about 15%. These are sequential quarter numbers. And again, about the same percent for the core voice and data business. So we've been separating connectivity. Within that the biggest growth in Europe came from in Germany, in the U.K., Middle East and Africa. And Asia/Pacific, China, Japan and Korea were all quite strong for us.

    As I look into quarter two I expect continued growth and particularly in Europe/Middle East and Africa. Less growth in Asia/Pacific, as you probably know this is a lower quarter within Asia/Pacific given the Chinese New Year and the holidays associated with that, but I do expect to see continued growth in Europe. We're penetrating the data market well there, both traditional data networking, as well as voice and data convergence, signing on some very strong and powerful channels and expect to see that business continue to grow.

    MIKE FUNSCH-- of J.P. Morgan: Great, anything on a vertical basis, any characteristics there?

    JOHNSON: We're seeing for sure some increased opportunities within the government sector, our US government business, as well as international government, so we're seeing some increasing volume and funnel activity there.

    The banking finance market continues to be a good market industry for us, as well.

    Education, we're seeing some very good data and convergence wins in the university area and, you know, defense, security kind of areas as well.

    CONFERENCE FACILITATOR: Your next question is from Joe Cyr of CIBC World Markets.

    JOE CYR -- of CIBC World Markets: Yeah, hi guys. Just a clarification. I may have heard this wrong and I apologize if I got it wrong, but Garry I thought I heard you... I wrote a note down to myself that you mentioned gross margins of 44.8% for the core business.

    MC GUIRE: That's right.

    JOE CYR -- of CIBC World Markets: OK. I guess... could I get some clarification on that, the overall gross margins were much lower so you basically said the decline in gross margins was related to overall decrease in volume, so I'm wondering if it was weighed much more heavily due to the volumes in the cabling business, and if so what are the gross margins in the cable business?

    MC GUIRE: The gross margins in the cable business is not something that we have disclosed in the past. I can tell you, though, that the gross margins in the cable business were affected both by volume and obviously a lot of capacity sitting in the... unused capacity sitting in the factories. So there was substantial impact on the cable margins.

    JOE CYR-- of CIBC World Markets: OK.

    DON PETERSON: Joe we do disclose... of course operating income contributions and those numbers for connectivity dropped from 24% positive to 20% negative, and that's a prime driver.

    In the other areas, they're actually up in services and down, but by quite a bit less in the Communication Solutions area, and those numbers are actually in the press release. That will get you


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

Derrick Vializ, Don Peterson, Garry McGuire
Avaya Earnings Announcement
January 17, 2002                                                              11

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close. As you know there's a set of costs that are not allocated through those, but those are not the gross margin numbers, but they're indicative of what's going on.

    CONFERENCE FACILITATOR: Your next question is a followup question from Ariane Mahler of Dresdner.

    ARIANE MAHLER -- of Dresdner Kleinwort Benson NA: Yes, thank you again, on your guidance, I must say I have to ask you about your comfort level given that you did miss in the past and you know I don't mean to beat up on you, but I have to say that given that you pre-announced pretty late, after the end of the quarter, you know, one has to wonder about perhaps your systems and your ability to predict. Do you feel you have... you know, I'm not saying visibility, but a way to perhaps reassess the volume of business you're getting as the quarter goes on?

    MC GUIRE: I think we had... we've got a very good ability to look, you know, month-to-month and adjust. As I said, you know, during the... you know, my comments earlier, the... we tracked very well. I mean we said to ourselves, "As long as we're tracking to the quarter before and we called flat revenues, we should be all right and we tracked very well in the first month of the quarter to the first month of July, and we were off just slightly in the second month in revenue, but, you know, right on the money on the margin dollars, so we felt comfortable with that and with the projections for December. I think where... one aspect that we were caught a little bit surprised on was in the service provider side in the cable business. We had brought that down in our expectations, but obviously not at all enough expecting still that there would be some uptick in service provider for the fourth quarter, you know, at the 12/31. So that one surprised us a little bit, but I don't think we were surprised on the core business side as much.

    I don't know if that answers your question or gives you the comfort you're looking for, but we think that our processes are good and getting better all the time in tracking this. And the unknown in the core-business is the timing that it's going to take to turn those decisions, because it's kind of what's been thrown out the window is, the history of knowing that it takes so many days in a sales cycle to get things converted, and that has been changing on us.

    JOHNSON: And just a comment on that, this is Dave. As Garry said, typically in the end of the calendar year we see quite a high volume in the service provider spending in the ExchangeMax piece of connectivity solutions and in the cabinet space. This year was not the case where companies... we thought we would have seen a bigger volume. As it turns out budgets were cut or projects weren't approved to move forward, so that was a disappointment for us in the month of December.

    ARIANE MAHLER -- of Dresdner Kleinwort Benson NA: In terms of your systems for the rest of your business, would you say what you have in place with, for example Celestica: you mentioned over the summer that you were working on new processes whereby you would communicate very closely and, you know, that would give us some comfort level, I guess, on the gross margins for example. Do you feel you have systems in place for that at least.

    MC GUIRE: Yes I think it's... the evidence there that's working well is that while we had the shortfall here in our expectations for revenue, we didn't get caught with a lot of inventory that they built that's sitting in finished goods. Finished goods actually came down in the core business, quarter-over-quarter by a day. So, I think that the process working with Celestica on the build and get to the customer is working fairly well.

    ARIANE MAHLER -- of Dresdner Kleinwort Benson NA: Thank you very much.

    CONFERENCE FACILITATOR: Your next question is from Alex Henderson of Salomon Smith Barney.

    DARYL ARMSTRONG-- of Salomon Smith Barney: Actually this is Daryl Armstrong for Alex Henderson.

    I know that you guys said that you definitely closely manage to your expense level going-forward and you could possibly take some more steps. Other than rationalizing head count more, are there other levers that you could pull in order to bring down your cost structure? Thank you.


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                                 (215) 491-0997
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

Derrick Vializ, Don Peterson, Garry McGuire
Avaya Earnings Announcement
January 17, 2002                                                              12

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    MC GUIRE: Yes, we're looking now obviously at a number of levers, everything from head count to real estate and IT systems, you know, shutting down legacy systems sooner rather than later; so we're running the whole gamut like we have before. We've got an internal initiative that is really going to bear some fruit this month and next month that is systematizing a lot of the high intensity labor... labor-intensive processes, we've been working on that for a number of months and we're going to begin to see the fruits of that labor in the really short term here.

    CONFERENCE FACILITATOR: Your next question is a followup question from George Kelly of Morgan Stanley.

    GEORGE KELLY -- of Morgan Stanley Dean Witter: Yes, a question for Dave. Dave on the good news in Europe, could you guess as to how much of the improvement there is due to gains against competition as opposed to market opportunity growth?

    JOHNSON: I would say it's a combination of the two. We are definitely seeing gains in market share. I highlighted some of that recently reported contact center, or CRM market share has us number one, and contact centers at 29% overall, and in almost every country now within Europe, we are number one in contact centers. We're also seeing an increase in that category in the software component of contact centers, some of the former Quintus software through our acquisitions. So we're pleased -- not just a traditional contact center, but increasingly in Europe, seeing a big increase in a broader CRM solution that includes software.

    We're also taking share from all the data we have in the wireless LAN and the gigabit Ethernet area. In fact, the earlier point about our growth outside the US, gigabit Ethernet, wireless LAN are two big growth engines for us, both in Asia and in Europe. So, while we see less of a market effect, I would say, in Europe than in the US, we're really executing well within Europe and taking share.

    GEORGE KELLY -- of Morgan Stanley Dean Witter: Thank you.

    JOHNSON: Thanks.

    CONFERENCE FACILITATOR: Your next question is a followup question from Joe Cyr of CIBC World Markets.

    JOE CYR -- of CIBC World Markets: Yes, hi again, the other question I wanted to ask was related to the layer two, three LAN switching. I was just wondering about the growth rate in that business and market share numbers.

    JOHNSON: Yes, our overall data business growth Garry referenced is sequential quarter 19% growth, so we believe that, that for sure is a faster growth than the market, so we expect we'll take share. Overall in the gigabit Ethernet switch area, we still have single digit market share, we're still a small player, but growing, and obviously our plans are to continue to grow that business in a big way. But, you know, gigabit Ethernet share would show us now just over 2% market share within that space, as measured by Dell'Oro.

    CONFERENCE FACILITATOR: Your next question is from Michael Weintraub of UBS Warburg.

    MICHAEL WEINTRAUB -- of UBS Warburg: Oh, thank you, I have a couple questions. Number one, I believe I'm reading that indirect sales in North American market dropped faster, or further than, direct business. Is this reading correct and if so was it a function of nicks in the channel or competitions heating up in the channel from different vendors?

    Number two question is in the area of convergence, where you saw strength, did IP phone business both hard and soft phones, follow the IP lines shipment basically both shipments and volume, or the line shipments exceed the shipments of IP phones?

    And lastly, if you don't mind, David, you talk about excess capacity in the traditional voice systems, why should we not expect this excess capacity not being worked off for the remainder of the year if there is no economic recovery in the North American market, and if such we'll see absolutely no growth in the traditional voice segment. Thank you.


--------------------------------------------------------------------------------
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                                 (215) 491-0997
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

Derrick Vializ, Don Peterson, Garry McGuire
Avaya Earnings Announcement
January 17, 2002                                                              13

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    JOHNSON: Let me try to go in the order in which you asked the questions.
Within the U.S. business the revenue decline was almost exactly equal, decline in direct and indirect channels was almost the same. What you may have heard me say was that we had one large distributor that had significant revenue decline. The rest of our indirect channels performed quite well. In fact, the rest of our channels within the indirect space in the U.S. were about flat sequentially with quarter four so we felt pretty good about that area.

    In the convergence area if I understand your question around the port shipments, often we will ship more IP ports than IP phones today. Many customers will use existing phones, digital phones or analog phones even in some cases, but want to be IP phone ready for IP hard phones and IP soft phones. So typically we'll shift more IP port capability than the physical phones today, and customers will gradually add phones as they swap out phones or add locations or move employees and so on.

    On the excess capacity I'm not sure I followed the question around excess capacity in the voice systems area.

    MICHAEL WEINTRAUB -- of UBS Warburg: I meant to say that in the traditional PBX business I believe vacancies and reduction in the labor force create excess capacity and the availability of digital ports in a PBX system.

    JOHNSON: Oh, yes. That's a very good question. In fact, that's right. We have seen somewhat of a reduction in what we would call after market business as a result. So, for example, if a company has reduced employees, they could redeploy those phones and circuit packs to other employees. So your question is right. We have definitely seen that where companies are right sizing and downsizing. What we're committed to do though is to grow in those areas that, in fact, are growing, whether it be IP telephony, you know, the gigabit Ethernet area, the CRM area, etc. But your point is right. We have seen more of that in the last six months than we had seen traditionally.

    MICHAEL WEINTRAUB -- of UBS Warburg: But just simply put, if I model my traditional voice systems to decline for the remainder of the year, I guess that would be a valid assumption just because of what we just talked. I mean is that fair? If basically no stabilization in the traditional voice market for the remainder of the year, continue sequentially decline quarter after quarter just because of this extra capacity that needs to be worked out. I mean would that be a fair model?

    JOHNSON: Well, we're not assuming the same rate of decline in 2002 that we've seen in 2001. Garry mentioned in his comments a 24% decline in the key systems market and 23% in the PBX market. We're not assuming that for sure. We've seen some customers delaying decisions around, "Should I upgrade existing systems or go with an IP server?". As we bring in the new technology into the SME market, the IP office that I referred to, we definitely see that as an incremental opportunity within the SME space. So we're not assuming the same rate of decline in 2002 in a traditional voice market.

    MICHAEL WEINTRAUB-- of UBS Warburg: OK.

    CONFERENCE FACILITATOR: Your next question is from David Pincus of K.R. Capital Advisors.

    DAVID PINCUS -- of K.R. Capital Advisors: Yes. Thank you. I have two questions. The first is, are acquisitions of say service businesses or whatever, are those off the table given the more difficult business conditions you're experiencing? That's the first one. And number two, in the connectivity business or the cabling side of it particularly, I mean is it really a loss of market share that you're experiencing? I mean I had heard that certain service providers were using competitors to a larger extent. And I'm just wondering is there loss of market share here, or is the market just down a significant amount, or do you not know?

    JOHNSON: David, Dave Johnson. I'll take the second part first. We don't believe in any areas within the connectivity business that we are losing share from the third party data that we have. In fact, we see some early indications in the structured cabling business, connectivity structured cabling, that we actually have seen some shared gains in that space. So we believe that the overall down market is causing our revenues to decline at the rate in which they have. On the acquisition piece maybe I'll ask Garry or Don come on on that one.


--------------------------------------------------------------------------------
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

Derrick Vializ, Don Peterson, Garry McGuire
Avaya Earnings Announcement
January 17, 2002                                                              14

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    PETERSON: This is Don. Dave, we continue to look at acquisition opportunities as they come up. We did a couple earlier last year. We would do them again. I think we need to have both the right company and the right skill structure and opportunity to make that attractive for us, and we just haven't found any since the ones we did earlier last year. But we continue to see that as an opportunity and continue to be involved in considering those. We just haven't found any we wanted to do.

    DAVID PINCUS-- of K.R. Capital Advisors: OK. Thank you.

    CONFERENCE FACILITATOR: Your next question is from Seth Spalding of Goldman Sachs.

    SETH SPALDING -- of Goldman Sachs: I had a question on the wireless LAN business. And I just wanted to get a sense of what were the average deal sizes if you can talk about that for wireless LAN products? And perhaps what kind of pull through you're seeing for other products based on traction in the wireless LAN space. Thanks.

    JOHNSON: That's a good question. The average selling price, if you will, is quite small. This is a very different business for us than our traditional PBX and messaging contact center business. So typically it's single digit thousands for at least per site. Now in many cases though we're selling multiple locations for MNC customers or for airport locations or whatever the case is. So the total sale perhaps would be significantly more, but a single standalone 802.11 deployment would be single digit thousands. Fortunately, we are seeing some pull through opportunities though in other areas of the portfolio, particularly in the gigabit Ethernet area that's allowing us to penetrate with our Cajun line in addition to the wireless LAN area.

    CONFERENCE FACILITATOR: Your final question is from Phil Dumus of Wachovia Securities.

    PHIL DUMUS -- of Wachovia Securities: Hi, guys. A couple of clarifications. You said operating cash flow would be positive for the rest of the year. Does that mean every single quarter or cumulatively? And you also said that that would be positive ex-restructuring costs. Could you comment, just sort of reiterate what you feel restructuring cash costs will be for 2002? And lastly, you said Cap Ex. I think you said down 12% from your $200 million estimate at the beginning of the year. So that would be about 176 million.

    PETERSON: Yes. In that range. As far as the restructuring, we will be cash flow positive every quarter net of restructuring, and we have $159 million of cash left to spend in 2002.

    PHIL DUMUS -- of Wachovia Securities: And that includes the restructuring you were going to undertake this year as well?

    McGUIRE: That $159 million is the restructuring costs that we took the charge on last year only.

    PHIL DUMUS -- of Wachovia Securities: Will there be additional cash costs with this year's restructuring?

    McGUIRE: If we plan on taking any restructuring charges this year, we would need to work with our banks to accommodate that before we did it so we haven't gotten to that point.

    PHIL DUMUS-- of Wachovia Securities: OK. And your definition of operating cash flow does not include Cap Ex. Is that correct?

    McGUIRE: That's correct.

    PHIL DUMUS-- of Wachovia Securities: OK. Thank you.

    VIALIZ: Before we conclude today's call we would like to turn the call over to our chairman, Don Peterson, for his concluding remarks.

    PETERSON: Thanks, Derrick. This is going to be brief because I think we touched on all of the relevant information. But just to put it all back in context after we've spent an hour or so parsing it. The market clearly is proving to be very difficult for us and for many of our competitors right now. In places where the markets are firmer as in Europe, we've demonstrated success at being able to capitalize on that. But in the U.S. where the bulk of our business is we're clearly running into some difficulty. Notwithstanding that, we are staying on the strategy that we identified to you over the last several calls.


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

Derrick Vializ, Don Peterson, Garry McGuire
Avaya Earnings Announcement
January 17, 2002                                                              15

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We've got, we think, the right mix of products to serve what is a very, very large installed base. And we're doing exactly what we said we would do to capitalize on that, focusing on growing the business wherever possible, on cutting costs to assure our profitability, and making sure that new products continue to get invested in and continue to move towards the market. And we have several of those that we'll be launching in the first half of 2002.

    This market we would describe as cyclically down. And the one important attribute of cycles is that, in fact, they come back. And as Dave and Garry described, we're doing a lot of things to increase our strength in this weak market. And we think we're doing just the right thing so that we'll be positioned to take advantage of that recovery when it comes, and we see that not until the second half of the year so we're going to continue to work on those things that will make us stronger and more capable as we go along this year.

    The customer base remains loyal to us. Our shares are increasing as we said. We're continuing to deliver new products and, in fact, take share in many of the spaces that we're already in. We think all of those are exactly the right things to do, and when recovery comes, we believe we're going to be more than ready to take advantage of it. So I look forward to reporting to you on those successes in the future.
Derrick?

    VIALIZ: Thank you all for your participation in this evening's call. If you have any further questions, please don't hesitate to contact me at 908-953-7500. Good evening.









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